Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-108885-01 on Form S-3 of our reports dated March 14, 2005, relating to the financial statements and financial statement schedule of Gables Realty Limited Partnership and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Gables Realty Limited Partnership for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 14, 2005